Exhibit 3.4

(TRANSLATION)

Basic Regulations	REGULATIONS OF THE AUDIT & SUPERVISORY BOARD	[Division/Department in Charge]
Audit & Supervisory Board

Article 1. (Purpose)

In addition to what is provided for in laws, ordinances or the Articles of Incorporation, matters concerning the Audit & Supervisory Board shall be governed by these Regulations.

Article 2. (Convener)

A meeting of the Audit & Supervisory Board shall be convened by the chairperson; provided, however, that it shall not prevent other Audit & Supervisory Board Members from convening it.

Article 3. (Convocation Procedure)

(1)

Notice of convocation of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Member at least three (3) days prior to the date set for the meeting; provided, however, that in the case of an emergency this period may be shortened.

(2)	With the consent of all Audit & Supervisory Board Members, a meeting of the Audit & Supervisory Board may be held without the convocation procedure.

Article 4. (Matters Requiring Consent)

(1)	The following matters shall require the consent of all the Audit & Supervisory Board Members:

1.

Dismissal of the Accounting Auditor or the person who shall temporarily perform the duties of the Accounting Auditor (hereinafter referred to as “Temporary Accounting Auditor”) by the Audit & Supervisory Board;

2.	Submission by a Director to a general meeting of shareholders of a proposal for exemption from liability of a Director;

3.	Submission by a Director to the Board of Directors of a proposal for exemption from liability of a Director pursuant to the provisions of the Articles of Incorporation;

4.	Participation in a shareholders’ representative lawsuit in order for the Company to support a Director or a person who was a Director; and

5.	In addition to the preceding items, matters which require the consent of all the Audit & Supervisory Board Members pursuant to the provisions of the Companies Acts.

(2)

The consent of all the Audit & Supervisory Board Members required under the preceding paragraph shall be made at a meeting of the Audit & Supervisory Board; provided, however, that this shall not preclude each Audit & Supervisory Board Member from giving consent individually in writing or in other forms.

Article 5. (Matters Requiring Resolution)

(1)	The following matters shall be resolved by the Audit & Supervisory Board. A resolution of the Audit & Supervisory Board shall be adopted by a majority vote of the Audit & Supervisory Board Members:

1.

Election and removal of the chairperson of the Audit & Supervisory Board or the person who shall act for the chairperson in the event that the chairperson is unable to act (hereinafter referred to as the “acting chairperson”);

2.	Election and removal of a full-time Audit & Supervisory Board Member or a Senior Audit & Supervisory Board Member;

3.

Decision on the matters pertaining to the execution of the duties of the Audit & Supervisory Board Members (audit policy, methods for investigating the status of the operations and properties of the Company, etc.);

4.	Decision on the audit report of the Audit & Supervisory Board (hereinafter referred to as “Audit & Supervisory Board Audit Reports”);

5.	Request for the Audit & Supervisory Board Members to report the status of execution of their duties to the Audit & Supervisory Board;

6.	Decision on the contents of a proposal for the appointment, dismissal or non-reappointment of the Accounting Auditor to be submitted to a general meeting of shareholders;

7.	Consent to the following acts by the Directors:

a.	Determining the remuneration, etc. of the Accounting Auditor or the Temporary Accounting Auditor; and

b.	Submitting a proposal for the appointment of an Audit & Supervisory Board Member to the general meeting of shareholders;

8.	Request for the following acts by the Directors:

a.	Including the appointment of an Audit & Supervisory Board Member in the purpose of a general meeting of shareholders; and

b.	Submitting a proposal for the appointment of an Audit & Supervisory Board Member to a general meeting of shareholders;

9.	Election of the Audit & Supervisory Board Member who shall report the dismissal of the Accounting Auditor or the Temporary Accounting Auditor to a general meeting of shareholders;

10.	Appointment of the Temporary Accounting Auditor; and

11.	In addition to the preceding items, matters which shall be determined by the Audit & Supervisory Board pursuant to the provisions of the Companies Acts.

(2)	Whenever a resolution of item 4 of the preceding paragraph is adopted, the Audit & Supervisory Board Members shall report the status of execution of their duties to the Audit & Supervisory Board.

Article	6. (Time of Election and Term of Chairperson and Acting Chairperson)

(1)

The chairperson and the acting chairperson of the Audit & Supervisory Board shall be elected at the first meeting of the Audit & Supervisory Board held after the conclusion of the annual general meeting of shareholders; provided, however, that this shall not preclude election of the chairperson and the acting chairperson of the Audit & Supervisory Board at a meeting of the Audit & Supervisory Board during the term when necessary, such as in the event of resignation of the chairperson or the acting chairperson of the Audit & Supervisory Board.

(2)	The term of the chairperson and the acting chairperson of the Audit & Supervisory Board shall end upon the conclusion of the first annual general meeting of shareholders held after the election.

Article	7. (Term of Full-Time and Senior Audit & Supervisory Board Members)

Unless otherwise resolved by the Audit & Supervisory Board, the term of full-time Audit & Supervisory Board Members and standing Audit & Supervisory Board Members shall end upon the expiration of the term of office of each such Audit & Supervisory Board Member.

Article	8. (Receipt of Report to Audit & Supervisory Board and Subsequent Measures)

(1)	The Audit & Supervisory Board shall have the authority to perform the following acts pursuant to the provisions of the Companies Act:

1.	Receiving a report from a Director to the effect that the Director detected a fact which is likely to cause substantial detriment to the Company; and

2.

Receiving a report from the Accounting Auditor to the effect that the Accounting Auditor detected misconduct or material facts in violation of laws, ordinances or the Articles of Incorporation in connection with the execution of the duties of Directors.

(2)

Upon receiving such report as prescribed in the items of the preceding paragraph, the Audit & Supervisory Board shall conduct necessary investigations and take measures appropriate for the circumstances.

Article	9. (Receipt of Accounting-Related Documents by Audit & Supervisory Board Members)

The Audit & Supervisory Board Members shall have the authority to perform the following acts pursuant to the provisions of the Companies Act, the Ordinance for Enforcement of the Companies Act and the Rules of Corporate Accounting:

1.	Receiving the accounting documents and the business report as well as supplementary schedules thereof from the Directors;

2.	Receiving the consolidated accounting documents from the Directors; and

3.	Receiving the accounting audit report from the Accounting Auditor.

Article	10. (Preparation of Audit & Supervisory Board Members Audit Reports)

Upon receiving the accounting documents, the business report and supplementary schedules thereof, the consolidated accounting documents and the accounting audit report, the Audit & Supervisory Board Members shall prepare audit reports (hereinafter referred to as “Audit & Supervisory Board Members Audit Reports”) in accordance with the provisions of the Ordinance for Enforcement of the Companies Act and the Rules of Corporate Accounting.

Article 11. (Preparation of Audit & Supervisory Board Audit Report)

(1)

Based on the Audit & Supervisory Board Members Audit Reports, the Audit & Supervisory Board shall prepare the Audit & Supervisory Board Audit Report in accordance with the provisions of the Ordinance for Enforcement of the Companies Act and the Rules of Corporate Accounting.

(2)

In preparing the Audit & Supervisory Board Audit Report, the Audit & Supervisory Board shall deliberate the contents of the Audit & Supervisory Board Audit Reports at least once by holding a meeting or by any other way in which opinions can be exchanged at the same time as sending and receiving information.

Article 12. (Notification to Directors and Accounting Auditor of the Audit & Supervisory Board Audit Report)

The Audit & Supervisory Board Members shall notify the Directors of the content of the Audit & Supervisory Board Audit Report pertaining to the business report and supplementary schedules thereof in accordance with the provisions of the Ordinance for Enforcement of the Companies Act and shall notify the Directors and the Accounting Auditor of the contents of the Audit & Supervisory Board Audit Report pertaining to the accounting documents, supplementary schedules thereof and the consolidated accounting documents in accordance with the provisions of the Rules of Corporate Accounting.

Article 13. (Minutes of Meetings of Audit & Supervisory Board etc.)

(1)

The minutes of a meeting of the Audit & Supervisory Board shall be prepared pursuant to the provisions of laws or ordinances and the Audit & Supervisory Board Members present shall affix their names and seals to the minutes.

(2)	The minutes prepared under the preceding paragraph shall be sent to the Directors by the chairperson of the Audit & Supervisory Board and the Directors shall keep the minutes.

(3)	With respect to the matters requiring the consent of all the Audit & Supervisory Board Members under the provisions of Article 4, the result thereof shall be recorded.

Article 14. (Administration of Affairs of Audit & Supervisory Board)

The duties related to the administration of affairs of the Audit & Supervisory Board shall be performed by the chairperson of the Audit & Supervisory Board.

Article 15. (Prior Discussion)

In the case where the Audit & Supervisory Board Members exercise their authority or fulfill their obligations on any matter other than those prescribed in these Regulations, they may discuss such matter at a meeting of the Audit & Supervisory Board prior to doing so.

Article 16. (Amendment)

An amendment of these Regulations shall be performed by a resolution of the Audit & Supervisory Board.

Enacted:	June 29, 1994

Amended:	October 1, 1999

Amended:	May 1, 2002

Amended:	April 20, 2006

Amended:	July 27, 2011

Amended:	October 1, 2012

Amended:	April 28, 2015 (effective from May 1 of the same year)

Amended:	May 9, 2018